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                                                           EXHIBIT (d)(1)(ii)(B)

                               MODEL AMENDMENT TO
                              LENAWEE BANCORP, INC.
                              AMENDED AND RESTATED
                EMPLOYEE STOCK OWNERSHIP AND 401(K) SAVINGS PLAN

      This Amendment is made and adopted the 6th day of February, 2002, effective as of January 1, 2001, by LENAWEE BANCORP, INC., a Michigan corporation (herein with its predecessors and successors called the "Company")

      Pursuant to Article X of the Company's EMPLOYEE STOCK OWNERSHIP AND 401(K) SAVINGS PLAN ("Plan"), the Company hereby adopts this Model Amendment to the Plan effective as of the date provided herein, in order to comply with changes to Sections 414(s)(2) and 415(c)(3) of the Internal Revenue Code ("Code"), pursuant to changes made by the Community Renewal Tax Relief Act of 2000, the Plan is hereby amended as follows~

      For limitation years beginning on and after January 1, 2001, for purposes of Article I(A)(16), Article I(A)(20) and Article I(A)(29) and XIII(A)(3) of the Plan. Compensation during such limitation years shall also include elective amounts that are not includible in the gross income of the employee by reason of Code section 132(0)(4).

      IN WITNESS of its agreement, the Company has executed this Amendment on the day and year first above written.

                                    LENAWEE BANCORP, INC.

                                    By /S/ Famela S. Fisher
                                       --------------------
                                       Its CORPORATE SECRETARY